FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                                               Unaudited
                                                          Three Months Ended
                                                               March 31,
                                                        ----------------------
(Dollars in thousands,                                     1995       1994
 except per share data)                                 ----------  ----------

Net income                                              $   12,325  $   11,965
Less: Preferred stock dividend                                  --         129
                                                        ----------  ----------
Income applicable to
 common shares                                          $   12,325  $   11,836
                                                        ==========  ==========

Weighted average common shares
 outstanding                                            23,785,740  24,092,635
Earnings per common share                               $     0.52  $     0.49
































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